Exhibit 10.16†
SMURFIT WESTROCK PLC
2024 LONG-TERM INCENTIVE PLAN
RSU AWARD AGREEMENT

This RSU Award Agreement (this “Award Agreement”) evidences the grant of an RSU Award by Smurfit Westrock plc (the “Company”) under the Smurfit Westrock plc 2024 Long-Term Incentive Plan, as in effect from time to time (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Participant:	[NAME]
Grant Date:	[DATE]
Acceptance of RSU Award:	Please affirmatively acknowledge and accept this Award Agreement by following the instructions in your account with Fidelity.
Number of Ordinary Shares subject to RSU Award:	[NUMBER], plus additional Ordinary Shares credited as the result of dividend payments, as described below
Vesting Conditions:	[VESTING SCHEDULE]
Voting and Dividends:
Participant will not be entitled to vote the Ordinary Shares underlying the RSU Award until after the RSU Award vests and such Ordinary Shares have been delivered to Participant.

With respect to each cash dividend on the Ordinary Shares for which the record date occurs during the Vesting Period, the number of Ordinary Shares underlying the RSU Award shall be increased by a number of Ordinary Shares equal to the quotient (rounded down to the nearest whole number of Ordinary Shares) of (i) the per share cash dividend amount multiplied by the number of Ordinary Shares subject to the RSU Award on the dividend record date, divided by (ii) the closing price of the Ordinary Shares on the New York Stock Exchange on the dividend payment date.

Delivery of Ordinary Shares:
The RSU Award represents an unfunded, unsecured contractual right to receive Ordinary Shares, subject to the terms and conditions of this Award Agreement and the Plan. Ordinary Shares subject to the RSU Award will not be issued and outstanding until delivered to Participant in accordance with the terms of this Award Agreement and the Plan.

If the RSU Award becomes vested as described above, Ordinary Shares subject to the RSU Award will be delivered as soon as practicable following the last day of the Vesting Period, and in any event no later than two and one-half months following the end of the Vesting Period.

The number of Ordinary Shares delivered to Participant will be reduced by any Ordinary Shares retained by the Company to satisfy applicable tax withholding obligations.

Electronic Delivery:	The Company may, in its discretion, deliver any documents it deems necessary, advisable or appropriate in connection herewith, including with respect to Participant’s participation in the Plan, or future awards that may be granted under the Plan (or any successor incentive stock plan) by electronic means and/or request Participant’s consent to participate in the Plan (or any successor incentive stock plan) by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan (or any successor incentive stock plan) through an online or electronic system established and maintained by the Company or another third party designated by the Company.

Country-Specific Terms:	Country-specific terms that apply to individuals in those countries may be set forth in an addendum to this Award Agreement.
Other Terms:	All other terms are as set forth in the Plan, which is incorporated herein by reference. In the event that a provision of the Award Agreement conflicts with the Plan, the terms of the Plan will control. By accepting this Award Agreement, Participant agrees to be subject to the terms and conditions of the Plan.

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